EXHIBIT 32.2

 CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO
                 SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002



In connection with the Annual Report of Midnight Holdings Group, Inc. (the "Company") on Form 10-KSB for the year ended December 31, 2004 filed with the Securities and Exchange Commission (the "Report"), I, Richard Kohl, Chief Financial Officer of the Company, certify, pursuant to 18 U.S. C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

     (1) The Report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the consolidated financial condition of the Company as of the dates presented and the consolidated result of operations of the Company for the periods presented.



Date:    June 28, 2006              /s/ Richard Kohl
                                    -----------------------------------
                                    Richard Kohl
                                    Chief Financial Officer of
                                    Midnight Holdings Group, Inc.


This certification has been furnished solely pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

A signed original of this written statement required by Section 906 has been provided to Midnight Holdings Group, Inc. and will be retained by Midnight Holdings Group, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
   Redox Technology Corporation
   (A Development Stage Company)
   Houston, Texas

We have audited the accompanying balance sheets of Redox Technology Corporation (a development stage company), as of December 31, 2004, and the related statements of expenses, stockholders' deficit, and cash flows for each of the two years then ended and the period from April 9, 1993 (Inception) through December 31, 2004. These financial statements are the responsibility of Redox's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Redox Technology Corporation as of December 31, 2004, and the results of its operations and its cash flows for each of the two years then ended and the period from April 9, 1993 (Inception) through December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Redox will continue as a going concern. As discussed in Note 2 to the financial statements, Redox has suffered recurring losses from operations which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


MALONE & BAILEY, PC
Houston, Texas
www.malone-bailey.com

March 26, 2006

                          REDOX TECHNOLOGY CORPORATION
                          (A Development Stage Company)
                                  BALANCE SHEET
                                December 31, 2004


         ASSETS

Cash                                                                                                 $      219
                                                                                                    ===========


LIABILITIES AND STOCKHOLDERS' DEFICIT

         LIABILITIES

Accounts payable                                                                                     $  220,915
Accrued expenses                                                                                        329,580
Due to related party                                                                                     15,000
Convertible notes payable, net of $281,525 unamortized discount                                         218,475
Derivative liabilities                                                                                  228,350
Accrued debt non-compliance costs                                                                       214,285
                                                                                                    -----------
         Total Liabilities                                                                            1,226,605
                                                                                                    -----------

Commitments and contingency


         STOCKHOLDERS' DEFICIT

Convertible Preferred stock, $.001 par, 10,000,000
         shares authorized, none issued and outstanding                                                       -
Common stock, $.00005 par, 1,000,000,000 shares
         authorized, 85,627,061 shares issued and outstanding                                             4,281
Additional paid in capital                                                                            6,211,784
Deficit accumulated during the development stage                                                     (7,442,451)
                                                                                                    -----------
         Total Stockholders' Deficit                                                                 (1,226,386)
                                                                                                    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                                          $      219
                                                                                                    ===========


                 See accompanying summary of accounting policies
                       and notes to financial statements.

                          REDOX TECHNOLOGY CORPORATION
                          (A Development Stage Company)
                             STATEMENTS OF EXPENSES
                       Years Ended December 31, 2004, and
                     2003, and the Period from April 9, 1993
                      (Inception) Through December 31, 2004

                                                                                                        Inception
                                                                                                        Through
                                                                                                        Dec. 31,
                                                              2004                   2003                 2004
                                                          -----------            -----------           -----------
General & administrative
     -   cash                                             $   592,817            $   199,666           $ 2,303,239
     -   non-cash                                             603,880                231,333             4,225,233
     -   warrants                                                   -                  3,698                 3,698
Depreciation                                                        -                      -                53,959
Impairment expense                                            150,000                      -               161,923
Research & development                                              -                 35,000               150,965
Interest expense                                              137,222                 50,916               338,617
Debt non-compliance costs                                     214,285                      -               214,285
Net gain on derivatives                                        (9,468)                     -                (9,468)
                                                          -----------            -----------           -----------
Net loss                                                  $(1,688,736)           $  (520,613)          $(7,442,451)
                                                          ===========            ===========           ===========

Basic and diluted net loss
      per common share                                          $(.02)                 $(.01)
Weighted average common
         shares outstanding                                80,722,616             66,707,990


                 See accompanying summary of accounting policies
                       and notes to financial statements.

                          REDOX TECHNOLOGY CORPORATION
                          (A Development Stage Company)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
         Period from April 9, 1993 (Inception) Through December 31, 2004

                                                           Preferred Stock                    Common Stock
                                                       Shares              $              Shares            Par
                                                      ----------         -------         -----------        ------
Shares issued
-   to founder for patent                                      -         $     -          30,000,000        $1,500
-   for acquisition of DCUSA                                                               6,000,000           300
Options issued to 5 directors
    for services rendered                                      -               -                   -             -
Options exercised by 5 directors                               -               -           6,000,000           300
Additional shares issued due
    to error in original split                                 -               -           2,100,000           105
Options issued for services                                    -               -                   -             -
Options exercised by an officer                                -               -           1,000,000            50
Shares issued for services                             6,000,000           6,000           8,250,382           413
Conversion of preferred stock to
    common stock                                      (1,000,000)         (1,000)          5,000,000           250
Shares issued for note payable
    to founder                                                 -               -           4,143,857           207
Shares issued for settlement                                   -               -             250,000            12
Shares issued for cash                                         -               -           1,000,000            50
Cancellation of preferred shares                      (5,000,000)         (5,000)                  -             -
Deficit accumulated during the
    development stage                                          -               -                   -             -
                                                      ----------         -------         -----------        ------
Balances at December 31, 2002                                  -               -          63,744,239         3,187

 Shares issued for
 -  services                                                   -               -           6,166,660           308
 -  accrued expenses                                           -               -             874,980            44
 -  settlement                                                 -               -             100,000             5
 Warrant expense                                               -               -                   -             -
 Net loss                                                      -               -                   -             -
                                                      ----------         -------         -----------       -------
 Balances at December 31, 2003                                 -               -          70,885,879         3,544

 Shares issued for
 -  services                                                   -               -           9,741,182           487
 -  licenses                                                   -               -           5,000,000           250
 Forgiveness of debt by founder                                -               -                   -             -
 Forgiveness of accrued interest
       by founder                                              -               -                   -             -
  Contribution by founder                                      -               -                   -             -
 Net loss                                                      -               -                   -             -
                                                      ----------         -------         -----------       -------
 Balances at December 31, 2004                                 -         $     -          85,627,061       $ 4,281
                                                      ==========         =======         ===========       =======


                 See accompanying summary of accounting policies
                       and notes to financial statements.

                          REDOX TECHNOLOGY CORPORATION
                          (A Development Stage Company)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
         Period from April 9, 1993 (Inception) Through December 31, 2004

                                                                                    Deficit
                                                                                  Accumulated
                                                                Additional         During The
                                                                  Paid in         Development
                                                                  Capital            Stage               Totals
                                                                -----------        -----------         -----------
Shares issued
-   to founder for patent                                        $        -        $         -         $     1,500
-   for acquisition of DCUSA                                           (300)                 -                   -
Options issued to 5 directors
    for services rendered                                            14,700                  -              14,700
Options exercised by 5 directors                                          -                  -                 300
Additional shares issued due
    to error in original split                                         (105)                 -                   -
Options issued for services                                         129,950                  -             129,950
Options exercised by an officer                                           -                  -                  50
Shares issued for services                                        2,915,291                  -           2,921,704
Conversion of preferred stock to
    common stock                                                        750                  -                   -
Shares issued for note payable
    to founder                                                    1,146,260                  -           1,146,467
Shares issued for settlement                                        122,488                  -             122,500
Shares issued for cash                                              119,950                  -             120,000
Cancellation of preferred shares                                      5,000                  -                   -
Deficit accumulated during the
    development stage                                                     -         (5,233,102)         (5,233,102)
                                                                -----------        -----------         -----------
Balances at December 31, 2002                                     4,453,984         (5,233,102)           (775,931)

Shares issued for
-   services                                                        226,026                  -             226,334
-   accrued expenses                                                 43,705                  -              43,749
-   settlement                                                        4,995                  -               5,000
Warrant expense                                                       3,698                  -               3,698
Net loss                                                                  -           (520,613)           (520,613)
                                                                -----------        -----------         -----------
Balances at December 31, 2003                                     4,732,408         (5,753,715)         (1,017,763)

Shares issued for
-   services                                                        603,393                  -             603,880
-   licenses                                                        149,750                  -             150,000
Forgiveness of debt by founder                                      509,163                  -             509,163
Forgiveness of accrued interest
        by founder                                                  196,570                  -             196,570
Contribution by founder                                              20,500                  -              20,500
Net loss                                                                  -         (1,688,736)         (1,688,736)
                                                                -----------        -----------         -----------
Balances at December 31, 2004                                   $ 6,211,784        $(7,442,451)        $(1,266,386)
                                                                ===========        ===========         ===========


                 See accompanying summary of accounting policies
                       and notes to financial statements.

                          REDOX TECHNOLOGY CORPORATION
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
                       Years Ended December 31, 2004, and
                     2004, and the Period from April 9, 1993
                      (Inception) Through December 31, 2004

                                                                                                       Inception
                                                                                                        Through
                                                                                                        Dec. 31,
                                                                2004                 2003                 2004
                                                             ----------           -----------          -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                   $ (1,688,736)          $  (520,613)        $(7,442,451)
Adjustments to reconcile
    net loss to cash used in
    operating activities:
Stock issued for lawsuit                                              -                 5,000              127,500
Stock issued for patent                                               -                     -                1,500
Stock issued for services                                       603,880               226,334            3,896,568
Warrant expense                                                       -                 3,698                3,698
Depreciation                                                          -                     -               53,959
Impairment expense                                              150,000                     -              161,923
Amortization of discount                                         76,293                     -               76,293
Net gain on derivatives                                          (9,468)                                    (9,468)
Change in:
    Accounts payable                                             72,951                 8,918              220,915
    Accrued expenses                                            119,584               209,996              439,084
    Debt non-compliance costs                                   214,285                                    214,285
    Accrued interest on note payable
      to founder                                                 60,930                50,916              196,570
                                                             ----------           -----------          -----------
NET CASH USED IN OPERATING ACTIVITIES                          (400,281)              (15,751)          (2,059,624)
                                                             ----------           -----------          -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets                                              -                     -              (65,882)
                                                             ----------           -----------          -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Sales of common stock                                                 -                     -              120,350
Contributions to capital
    By founder                                                   20,500                     -               20,500
Proceeds from note payable to
    related party                                                     -                12,175            1,589,875
Advances by related party                                             -                 3,576               15,000
Net proceeds from note payable                                  380,000                     -              380,000
                                                             ----------           -----------          -----------
NET CASH PROVIDED BY FINANCING
  ACTIVITIES                                                    400,500                15,751            2,125,725
                                                             ----------           -----------          -----------
NET CHANGE IN CASH                                                  219                     -                  219
CASH AT BEGINNING OF PERIOD                                           -                     -                    -
                                                             ----------           -----------          -----------
CASH AT END OF PERIOD                                        $      219           $         -          $       219
                                                             ==========           ===========          ===========

SUPPLEMENTAL DISCLOSURES:
Interest paid                                                $        -           $         -          $         -
Income taxes paid                                                     -                     -                    -

NONCASH ACTIVITIES:
Paid in capital converted into
   note to founder                                           $        -           $         -          $         -
Note to founder and accrued interest
    exchanged for common stock                               $        -           $         -          $ 1,146,467
Stock for accrued expense                                             -                43,749               43,749
Debt forgiven by founder                                        705,733                     -              705,733
Stock issued for licenses                                       150,000                     -              150,000


                 See accompanying summary of accounting policies
                       and notes to financial statements.

                          REDOX TECHNOLOGY CORPORATION
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business. Redox Technology Corporation ("Redox") was incorporated in Delaware on April 25, 1988. As of December 31, 2004, Redox was considered a shell seeking merger candidates.

Management Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as certain financial statement disclosures. While management believes that the estimates and assumptions used in the preparation of the financial statements are appropriate, actual results could differ from these estimates.

Reclassifications. Certain amounts in the financial statements of the prior year have been reclassified to conform to current year presentation.

Cash and Cash Equivalents. Highly liquid investments with original maturities of three months or less are considered cash equivalents.

Depreciation was provided on the property and equipment used by Redox using the straight line method over an estimated useful life of five years for all computers, equipment and furniture. Assets purchased in 1994 from the founder were recorded at the founder's original cost less an appropriate reserve for accumulated depreciation. The assets had no remaining book value at December 31, 2002.

Income Taxes. Redox utilizes the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carryforwards and for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

Loss Per Share. Basic loss per share equals net loss divided by weighted average shares outstanding during the year. There are no dilutive securities.

Stock options and warrants. Redox accounts for all stock-based employee compensation plans in accordance with Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), which permits the measurement of compensation expense in accordance with Accounting Principles Board Opinion 25 Accounting for Stock Issued to Employees ("APB 25"). Under APB 25, no stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to or in excess of the market value of the underlying common stock on the date of grant. Redox accounts for stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF No. 96-18, Accounting for Equity Investments That Are Issued to Non-Employees for Acquiring, or in Conjunction with Selling Goods or Services. Common stock issued to non-employees and consultants is based upon the fair value of the services received or the fair value of the equity instruments issued whichever value is more reliably measurable.

Recently Issued Accounting Pronouncements. In December 2004, the FASB issued SFAS No. 123R, "Accounting for Stock-Based Compensation." SFAS No. 123R establishes standards for accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which and entity obtains employee services in share-based payment transactions. SFAS No. 123R requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS No. 123R, only certain pro forma disclosures of fair value were required. SFAS No. 123 shall be effective for small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. Redox does not expect the adoption of these recently issued accounting pronouncements to have a significant impact on Redox's results of operations, financial position or cash flow.


NOTE 2 - GOING CONCERN

As shown in the accompanying financial statements, Redox has recurring net losses of $1,688,736 and $520,613 in 2004 and 2003, respectively, and has an accumulated deficit of $7,442,451 as of December 31, 2004. These conditions create an uncertainty as to Redox's ability to continue as a going concern. Management is trying to raise additional capital through sales of its common stock as well as seeking financing from third parties. The financial statements do not include any adjustments that might be necessary if Redox is unable to continue as a going concern.


NOTE 3 - NOTE PAYABLE TO FOUNDER

On February 18, 2001, Redox issued the founder 4,143,857 shares of common stock in exchange for the principal of $1,080,712 and accrued interest of $65,755 and services of $386,760. The share price used was the then trading price of $.37 per share.

Mr. Syzmanski loaned Redox $1,589,875 from inception through December 31, 2004. These advances have historically been recorded as contributions to capital, but management determined in 2004 that all prior contributions were in fact loans and all amounts were reclassified as such as of the date the funds were received by Redox. Interest of 10% was accrued. Accrued interest as of December 31, 2003 totaled $135,640. In June 2004, notes payable totaling $509,163 and accrued interest of $196,570 were forgiven by Mr. Syzmanski and accounted for as a contribution to capital.


NOTE 4 - CONVERTIBLE NOTES PAYABLE AND DERIVATIVE LIABILITIES

In April and June of 2004, Redox borrowed $500,000 from four investors. The notes are convertible, due in two years, carry interest of 12% and are not collateralized. There were 1,000,000 five year warrants to purchase Redox common stock at $.005 attached to the notes. $120,000 of the proceeds was paid to the investors as prepaid interest from the proceeds of the notes resulting in a discount on the notes.

The notes are convertible into Redox common stock at the lower of 55% of the average market price for the three lowest trading days in the 20 days preceding conversion or $.08.

Redox reviewed the terms of convertible debt and equity instruments issued to determine whether there were embedded derivative instruments and/or freestanding derivative instruments.

Because the convertible notes are convertible into a variable number of shares, the embedded conversion options were required to be separated from the notes payable and accounted for as a derivative financial instrument liability. Furthermore, the warrants were considered to be freestanding derivative financial instrument liabilities because of the lack of authorized shares required to potentially settle the warrants.

Both the convertible notes and the warrants were subject to registration rights agreements, which impose cash penalties for failure to register the underlying common stock.

Derivative financial instruments are initially measured at their fair value. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to gain or loss on derivative liabilities. For the convertible notes and the warrants, Redox used the Black-Scholes Option Pricing Model to value the derivative instruments.

The initial fair values of the derivative liabilities reduce the carrying value of the notes payable. The discount from the face value of the convertible notes together with the stated interest on the notes, is amortized over the life of the notes through periodic charges to interest expense, using the effective interest method.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

 A summary of the notes is as follows:

                                                Derivative              Changes in              Derivative
                                                Liabilities             Derivative              Liabilities
                                               (at issuance)            Liabilities              12/31/04
                                               -------------           -----------             -----------
Net proceeds of the Notes                        $ 500,000                       -                500,000
Less: Unamortized discount                        (357,818)                 76,293               (281,525)
                                                   -------                --------                -------
Carrying value of notes                            142,182                  76,293                218,475
Derivative liabilities                             237,818                  (9,468)               228,350
Accrued debt
  non-compliance costs                                   -                 214,285                214,285
                                                   -------                --------                -------
Book Value                                       $ 380,000                 281,110                661,110
                                                   =======                ========               ========


NOTE 4 - INCOME TAXES

Redox uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. Since inception, Redox incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $3,300,000 at December 31, 2004, and will expire in the years 2008 through 2024.

At December 31, 2004, deferred tax assets consisted of the following:


                  Deferred tax assets                    $ 1,100,000
                  Less: valuation allowance               (1,100,000)
                                                         -----------
                  Net deferred taxes                     $         -
                                                         ===========


NOTE 5 - CAPITAL

COMMON STOCK

Redox is authorized to issue up to 1,000,000,000 shares of its $.00005 par value common stock. The holders of common stock are entitled to receive dividends, if any, as may be declared by the Board of Directors from time to time out of legally available funds, only after all dividends declared and due to preferred shareholders have been paid. The holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. Upon liquidation or dissolution of Redox, the holders of common stock are entitled to share ratably in all assets of Redox that are legally available for distribution, after payment of all debts and other liabilities and subject to the priority rights of any holders of preferred stock then outstanding. There were 85,627,061 shares of common stock outstanding as of December 31, 2004.

CONVERTIBLE PREFERRED STOCK

Redox is authorized to issue up to 10,000,000 shares of its $.001 par value preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined by the Board of Directors, and may include voting rights, preferences as to dividends and liquidation, limitations and relative rights provisions. There was no preferred stock outstanding as of December 31, 2004.


NOTE 6 - STOCK ISSUANCES

At inception, Redox issued 30,000,000 shares of common stock to the founder in exchange for a pending patent. The shares were valued at par because all costs incurred by the founder were previously expensed as research and development. The total value of the issuance was $1,500. In connection with the reverse acquisition, Redox issued 6,000,000 shares to the former shareholders of DCUSA at par for a total value of $300.

On June 25, 1993, the board of directors approved a reverse 10 to 1 split of the common stock.

On July 20, 1993, Redox issued 6,000,000 options to purchase Redox's common stock to 5 directors for services performed at an exercise price of par or $.00005 per share. The options were immediately exercised upon grant and recorded at their fair value of $.05 per share or $15,000.

On May 26, 1994, the board of directors approved a forward 20 for 1 split of the common stock. In error, an additional 2,100,000 shares were issued in connection with the split effectively making it a 21 for 1 split. The board decided to leave the split as issued at 21 for 1.

On July 6, 1995 Redox issued 300,000 shares to First London for consulting services. The shares were valued at fair value of $.05 per share or $15,000.

On July 1, 1996 Redox issued 1,000,000 options to purchase Redox's common stock to an officer for an exercise price of par or $.00005 per share. The options were immediately exercised upon grant and recorded at the then trading price of $.13 per share or $130,000.

On August 8, 1996, Redox issued 6,000,000 shares of Redox's preferred stock to the founder for past services valued at the then trading price of $.09 per share for a total of $540,000. The preferred stock was convertible to common stock on a 5 for 1 ratio.

On September 26, 1997, Redox issued 300,000 shares to a consultant for services performed. The shares were valued at the then trading price of $2.62 per share for a total value of $786,000.

In September 1998, the founder converted 1,000,000 shares of preferred stock to 5,000,000 shares of common stock.

In January 2000, Redox issued 250,000 shares of its common stock to two former consultants to settle a lawsuit. Redox recorded a settlement expense of $122,500 based on the then trading price of $.49 per share.

On July 14, 2000, the founder returned the remaining 5,000,000 shares of preferred stock to Redox.

On February 18, 2001, Redox issued the founder 4,143,857 shares of common stock in exchange for the principal of $1,080,712 and accrued interest of $65,755 and services of $386,760. The share price used was the then trading price of $.37 per share.

On April 24, 2001, Redox raised $120,000 through a private placement by selling 1,000,000 shares of common stock at $.12 per share to a single individual.

On July 18, 2001, Redox issued a total of 3,302,088 shares of common stock to two officers and a consultant valued at the then trading price of $.25 per share for a total value of $825,522.

In the second quarter of 2002, Redox issued 2,923,044 shares of common stock to employees, a director, and a consultant. The services were valued at $.09 per share for a total value of $263,074.

In the third quarter of 2002, Redox issued 661,100 shares of common stock to employees, a director, and a consultant. The services were valued at $.09 per share for a total value of $59,499.

In the fourth quarter of 2002, Redox issued 764,150 shares of common stock to employees, a director and a consultant. The services were valued at $.06 per share for a total value of $45,849.

During 2003, Redox issued 7,141,640 shares of common stock as follows:

     o 6,166,660 shares issued in payment of legal and consulting services valued at $226,334.

     o 874,980 shares issued in payment of accounts payable valued at $43,749.

     o    100,000 shares issued as a result of a settlement valued at $5,000.

During  2004,  Redox  issued  14,741,182  shares of common  stock as follows:

     o    9,741,182 shares issued in payment of services valued at $603,880.

     o 5,000,000 shares issued for two license agreements totaling $150,000. See note 9 for details.


NOTE 7 - WARRANTS

In April 2003, Redox issued 100,000 warrants to a consultant to purchase 100,000 shares of Redox common stock for $.04 per share. The warrants had a one year life and vested immediately. The warrants fair value totaled $3,698 which was expensed in the year ended December 31, 2003. The warrants expired unexercised.

The weighted average fair value of the stock warrants granted during 2003 was approximately $.04. Variables used in the Black-Scholes option-pricing model include (1) 1.5% risk-free interest rate, (2) expected warrant life is the actual remaining life of the warrants as of each year end, (3) expected volatility is approximately 209%, and (4) zero expected dividends.

There were no warrants issued during 2004.


NOTE 8 - COMMITMENT AND CONTINGENCY

Redox's office lease is $2,870 per month and expired October 31, 2004. Redox incurred rent expense of approximately $14,440 and $34,440 in 2004 and 2003 respectively.


NOTE 9 - CONTRACTS AND AGREEMENTS

On September 17, 1998, Redox entered into a license agreement with Clark University ("Clark") for the use of two patents owned by Clark. The agreement required an up front payment of $30,000 to Clark and a minimum annual payment of $35,000 to be paid to Clark as well as 5% of the gross sales of the licensed products and 20% of any payments Redox received while sub-licensing the two patents. All amounts due have been expensed. As of December 31, 2004, there have been no sales or sub-licensing under this agreement.

On August 28, 2000, Redox entered into a license agreement with Divine Software Developing Center for use of the Divine Logic Software. Redox will be required to pay a royalty of 27.5% of the gross revenues from all sales of the software. As of December 31, 2004, there have been no sales under this agreement.

On May 4, 2001 Redox entered into a license agreement effective December 12, 2000, with ONSLR for exclusive use of the ONSLR software. Redox paid $25,000 as an advance payment against any future royalties. Redox is not required to make any future payments until the royalties owed to ONSLR exceed the $25,000. As of December 31, 2004, there have been no sales under this agreement.

In April 2004, Redox signed a license agreement with Screen Media Technology ("Screen Media") whereby Screen Media granted a license to Redox to make, use, market, sell and offer for sale licensed products of Screen Media. The agreement expires when the last patent on the technology expires. In exchange for the license, Redox agreed to issue Screen Media 3,000,000 shares of common stock valued at $90,000, pay cash of $25,000 and pay a royalty to Screen Media of 2.5% of net sales. The royalties paid to Screen Media must reach the following minimums each year or Redox will have to pay the difference:


                          2004                   $ 100,000
                          2005                     250,000
                          2006                     500,000
                          2007                     750,000
                   2008 and thereafter            1,000,000

In April 2004, Redox signed a license agreement with Haynes Enterprises ("Haynes") whereby Haynes granted a license to Redox to make, use, market, sell and offer for sale licensed products of Haynes. The agreement expires when the last patent on the technology expires. In exchange for the license, Redox agreed to issue Haynes 2,000,000 shares of common stock valued at $60,000, pay cash of $25,000 and pay a royalty to Haynes of 2.5% of net sales. The royalties paid to Haynes must reach the following minimums each year or Redox will have to pay the difference:

                          2004                  $  100,000
                          2005                     250,000
                          2006                     500,000
                          2007                     750,000
                   2008 and thereafter           1,000,000

Redox is accruing the minimum royalty payment. As of December 31, 2004, $200,000 was accrued under the agreement. Redox originally recorded the licenses as assets totaling $150,000. It was determined that as of December 31, 2004, the licenses were impaired because of the likelihood they would never be used.

NOTE 10 - ACCRUED EXPENSES

Accrued expenses consist of $200,000 of accrued royalties (see note 9) and $129,580 of accrued salaries and director fees. The officer salaries and director fees accrue at $14,583 and $6,000 per month, respectively. The accrued salaries and director fees are to be settled with 8,962,500 shares of Redox common stock. The stock was not issued as of December 31, 2004.

NOTE 11 - SUBSEQUENT EVENTS

On December 30, 2005 Redox signed a Share Exchange and Reorganization Agreement with Midnight Auto Holdings, Inc. ("Midnight"), whereby Midnight shareholders exchanged all of the outstanding and issued capital stock of Midnight for 374,144,130 shares of Redox common stock representing 80% of the outstanding common stock of Redox after giving effect to the transaction. The transaction was accounted for as a reverse acquisition. Redox changed its name to Midnight Holdings Group, Inc. as a result of the merger.